UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

September 7, 2010
Date of Report (Date of earliest event reported)

QNB Corp.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-17706	23-2318082
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

15 North Third Street, Quakertown, PA	18951-9005
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (215) 538-5600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)  On September 7, 2010, David W. Freeman commenced employment as President of QNB Corp. (the “Company”) and President and Chief Operating Officer of QNB Bank (the “Bank”), a wholly-owned subsidiary of the Company. Mr. Freeman will be appointed to the Board of Directors of the Bank no later than the first meeting of the Bank Board following the commencement of his employment. Thomas J. Bisko, the current President and Chief Executive Officer of the Company and the Bank, will remain the Chief Executive Officer of both the Company and the Bank. Mr. Freeman is 54 years of age and most recently served as Division President for the Drovers Bank Division of Fulton Bank in York, PA from 2002 to 2010.

There have been no transactions within the last fiscal year, or any currently proposed transactions, in which the Company or the Bank was or is to be a participant and in which Mr. Freeman or his associates has or had a direct or indirect material interest which would be required to be reported under Item 404(a) of Regulation S-K.

(e)  In connection with his appointment, Mr. Freeman entered into an employment agreement with the Company and the Bank (the “Agreement”) attached hereto as Exhibit 10.1. The initial term of the Agreement expires on September 6, 2011, subject to annual renewals on September 7, 2011 and each September 7 thereafter absent notice of nonrenewal by either party at least 90 days prior to an annual renewal date.

Mr. Freeman’s initial base salary under the Agreement is $240,000. The Agreement provides for participation in employee benefit plans and programs maintained by the Company and the Bank for the benefit of their executive officers, including discretionary bonuses, participation in health, disability benefit, life insurance, pension, profit sharing, retirement and stock-based compensation plans and certain fringe benefits described in the Agreement. Under the terms of the Agreement, the Bank will pay the initiation fees and dues for Mr. Freeman’s membership at a mutually agreeable country club and any reasonable business-related expenses at such club.

In accordance with the terms of the Agreement, Mr. Freeman will also be awarded an option to purchase 3,000 shares of Company’s common stock under the Company’s 2005 Stock Incentive Plan. The option will be granted within 30 days after the commencement of Mr. Freeman’s employment and the exercise price of such option will be equal to the fair market value of a share of Company common stock on the date of grant. The option will vest ratably over a three-year period.

Pursuant to the Agreement, upon termination of Mr. Freeman’s employment for cause, as defined in the Agreement, Mr. Freeman will receive no further compensation or benefits under the Agreement.  If the Company or the Bank terminates Mr. Freeman for a reason other than cause or disability, or if Mr. Freeman resigns after the occurrence of specified circumstances that constitute constructive termination, Mr. Freeman will receive continuation of his then current annual base salary and health insurance coverage for 12 months.

The Agreement provides for the reduction of any “change in control” payments to Mr. Freeman to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which otherwise would result in the imposition of a 20% excise tax under Section 4999 of the Code. In addition, the Agreement provides for the recovery or clawback by the Company or the Bank of any bonuses paid to Mr. Freeman that are later determined (up to 36 months after payment) to be based on materially inaccurate financial statements or performance metric criteria.

Upon termination of employment, Mr. Freeman will be subject to certain non-competition and non-solicitation covenants for one year. In the event Mr. Freeman’s employment terminates as a result of a notice of non-renewal of the Agreement by the Company or the Bank, the non-competition covenants will terminate upon his termination of employment.

The foregoing description is qualified by reference to the Agreement.

Item 9.01	Financial Statements and Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Employment Agreement, dated as of September 7, 2010 between QNB Corp., QNB Bank and David W. Freeman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QNB Corp.

Dated: September 13, 2010

	By:	/s/ Thomas J. Bisko
Thomas J. Bisko
Chief Executive Officer